UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 9, 2022

DZS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-32743	22-3509099
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

5700 Tennyson Parkway, Suite 400

Plano, TX 75024

(Address of Principal Executive Offices, Including Zip Code)

(469) 327-1531

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	DZSI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 9, 2022, DZS Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with the Company, as borrower, certain subsidiaries of the Company, as guarantors, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.  The Credit Agreement provides for revolving loans in an aggregate principal amount of up to $30 million, up to $15 million of which is available for letters of credit. The Credit Agreement matures on February 9, 2024.  The maximum amount that the Company can borrow under the Credit Agreement is subject to a borrowing base, which is based on a percentage of eligible accounts receivable and eligible inventory, subject to reserves and other adjustments, plus $10 million.

The Credit Agreement is guaranteed by the Company’s material domestic subsidiaries. Obligations under the Credit Agreement are secured by first priority liens on substantially all of the Company’s assets and those of the guarantors, including, without limitation, intellectual property, inventory, accounts receivable, bank accounts and equipment.

The Company may prepay all amounts outstanding under the Credit Agreement at any time without premium or penalty (other than customary break funding costs), subject to certain notice requirements. The Credit Agreement requires mandatory prepayments of amounts outstanding thereunder if loans outstanding exceed the borrowing base.

Loans under the Credit Agreement bear interest at the Company’s option at (i) the prime rate plus 2.00%, (ii) the adjusted term SOFR rate plus 2.90% or (iii) the adjusted daily simple SOFR rate plus 2.90%.  The Company pays a per annum fee of 2.90% on all letters of credit issued under the Credit Agreement, and pays a commitment fee of 0.25% per annum on the unused revolving credit availability under the Credit Agreement.

The Credit Agreement includes financial covenants that are tested on a quarterly basis, based on the rolling four-quarter period that ends on the last day of each fiscal quarter. The maximum permitted leverage ratio is 2.50 to 1.00. The minimum required liquidity is $15 million.

In addition, the Credit Agreement contains various covenants that limit the Company’s and its subsidiaries ability to, among other things: (i) incur or assume indebtedness, (ii) grant or assume liens; (iii) merge or make certain other fundamental changes; (iv) make investments and acquisitions; (v) sell, transfer, assign or convey assets; (vi) repurchase equity, make dividends and certain other restricted payments; and (vii) engage in transactions with affiliates.

The Credit Agreement contains customary events of default.  If an event of default relating to bankruptcy or other insolvency events occurs with respect to the Company, all indebtedness under the Credit Agreement will immediately become due and payable. If any other event of default exists under the Credit Agreement, the lenders may terminate their commitments to lend the Company money, accelerate the maturity of the indebtedness outstanding under the Credit Agreement and exercise other rights and remedies. In addition, if any event of default exists under the Credit Agreement, the lenders may commence foreclosure or other actions against the collateral.

The foregoing description of the Credit Agreement is only a summary, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1*

Credit Agreement, dated as of February 9, 2022, among DZS Inc., as Borrower, the other Loan Parties party thereto, the Lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Schedules and similar attachments to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the U.S. Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 10, 2022	DZS Inc.

	By:	/s/ Misty Kawecki
Misty Kawecki
Chief Financial Officer